SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective February 9, 2006 Charter Communications, Inc. (“Charter") entered into an underwriting agreement with Citigroup Global Markets Inc. pursuant to which Charter agreed to issue to the underwriter up to 55,088,070 shares of Class A common stock in a registered public offering to be completed on a best efforts basis. The issuance and sale of the shares under the underwriting agreement was consummated on February 14, 2006, resulting in 22 million shares being issued.

The shares issued under the underwriting agreement were issued pursuant to a share lending agreement, pursuant to which Charter had previously agreed to loan to the underwriter, acting as agent for Citigroup Global Markets Limited, up to 150 million shares of Class A common stock. Accordingly, under the underwriting agreement, Charter did not receive any of the proceeds from the sale of this Class A common stock. However, under the underwriting agreement, Charter received a loan fee of $.001 for each share that it issued to the underwriter.

The underwriting agreement is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibit is filed pursuant to Item 1.01:

99.1	Underwriting Agreement dated February 9, 2006. *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.
Registrant

Dated: February 15, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel

EXHIBIT INDEX

99.1	Underwriting Agreement dated February 9, 2006. *